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                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                       FORM 15

               Certification and Notice of Termination of Registration
                    under Section 12(g) of the Securities Exchange
                  Act of 1934 or Suspension of Duty to File Reports
                Under Sections 13 and 15(d) of the Securities Exchange
                                     Act of 1934

                         Commission File Number           333-29223
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                     First National Bancorp of River Falls, Inc.
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                (Exact name of registrant as specified in its charter)

   104 East Locust Street, River Falls, Wisconsin  54022       (715) 425-2401
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, $100.00 par value
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               (Title of each class of securities covered by this Form)

                                        None.
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)      [  ]     Rule 12h-3(b)(1)(ii)    [  ]
           Rule 12g-4(a)(1)(ii)     [  ]     Rule 12h-3(b)(2)(i)     [  ]
           Rule 12g-4(a)(2)(i)      [  ]     Rule 12h-3(b)(2)(ii)    [  ]
           Rule 12g-4(a)(2)(ii)     [  ]     Rule 15d-6              [X]
           Rule 12h-3(b)(1)(i)      [  ]

          Approximate number of holders of record as of the certification or notice date:

                                  Seventy-seven (77)
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
First National Bancorp of River Falls, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              First National Bancorp of River Falls, Inc.
Dated:  January 2, 1998
                              By:/s/ Philip Betzel
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                                 Philip Betzel, President and Chief Executive
                                 Officer